Mr. Sour Chhor
18, Rue du Miroir
91200 Athis Mons
FRANCE

Ismaning,

Side Letter to Employment Contract

Dear Sour,

Upon acceptance of your employment contract we hereby confirm, that your Business Round Trips for SCM can start and end in France.

In addition the bonus payment for Q1 2008 is to 100% guaranteed.

For the time period of 6 months of your employment SCM will reimburse the costs for an apartement in the Munich area. If you take permanent residence in the Munich area SCM shall reimburse the adequate costs of the work-related relocation of the Employee’s household (including costs for adequate insurance of the household goods during transport and courtage) from France to the Munich area, up to 10.000 Euro, incl. VAT, if the Employee has agreed with SCM in advance on the costs, against due receipts. Should the total amount of the relocation of Employee’s household be less than. In addition SCM shall reimburse the brokerage fee for housing agency.

SCM will also take over the costs for the weekly flights from Munich to Paris and back, if you have agreed with SCM in advance on the costs and against due receipts.

We look forward to welcome you at SCM.

Best regards,

SCM Microsystems GmbH

Felix Marx
Managing Director